Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
October 25, 2012

Thank you, Steve, and good morning everyone.
Yesterday, we reported third quarter revenue growth of 19% and earnings per share growth of 100% compared to the same period last year. This continues a trend of significant growth as our businesses focus our manufacturing production capacity to meet market demand for products serving the oil, gas, and chemicals industries. Our third quarter performance reflects the dedication of our employees and their ability to flex our manufacturing footprint in response to the dynamic demand for specific products. The third quarter results also reflect the ongoing strength of our railcar leasing business.
We are now in the final phase of repositioning a portion of our production capacity to align with continuing strong demand for products serving the oil, gas, and chemicals industries. The costs associated with this repositioning in the third quarter totaled 5 cents per share and are reflected within our Rail Group's operating results. In addition to the repositioning costs, we had product line changeovers in our Rail Group during the third quarter. This led to operating inefficiencies and a lower level of deliveries in the third quarter compared to the second quarter. We are anticipating improved fourth quarter financial results for the Rail Group and I will provide more details in a moment.
We remain well positioned to capitalize on investment opportunities as they arise. At quarter-end, our unrestricted cash totaled $312 million. When this cash is combined with the available capacity under our credit facilities, we had more than $750 million of available liquidity at the end of the quarter.
I will now discuss the outlook for the remainder of 2012. As a reminder, when we provided guidance in July, it was for the final six months of the year rather than by quarter. This was due to timing uncertainties around our production repositioning and line changeovers to meet market demand for the oil, gas and chemicals industries. For the fourth quarter, we expect earnings to be between $0.78 and $0.85 per share, resulting in full-year earnings of between $3.08 and $3.15 per share. Our previous full-year guidance, provided in July, anticipated EPS of between $2.95 and $3.10. Our new earnings outlook represents growth of between 87 and 91% over our 2011 results after a 12 cent adjustment for flood-related gains last year.
In the Rail Group, we expect to deliver between 4,750 and 5,250 railcars, returning to the production levels experienced prior to the third quarter. This will bring total deliveries to between 19,150 and 19,650 railcars for the full year. This guidance for full-year railcar deliveries remains in line with what we previously projected. We expect fourth-quarter revenues for the Rail Group of between $550 and $600 million and an operating margin of between 9 and 11% as we re-gain operating leverage from a higher level of production. This margin guidance includes 4 to 5 cents per share of repositioning costs. Including the 5 cents of repositioning costs from the third quarter, we remain in line with our prior guidance for the Rail Group.
Our fourth quarter earnings guidance includes deliveries of railcars to the leasing company that will result in revenue elimination of between $100 and $110 million, with net profit elimination of between 9 and 11 cents per share. Profit eliminations for the third quarter and year to date accounted for 11 cents and 29 cents per share, respectively.
Also included in the fourth quarter earnings guidance is between 7 and 12 cents per share of net profit from the sale of railcars from the lease fleet. This compares to 17 cents per share in the third quarter and 34 cents per share year to date. The secondary market for fleet sales remains strong, and we will continue to seek opportunities to conduct similar transactions.

Through the first nine months of the year, we made a net investment in the lease fleet of approximately $150 million, and we expect our net leasing investment to be between $60 and $70 million for the fourth quarter, after taking into account the proceeds from railcar sales from the lease fleet. Cash generated from car sales during the third quarter and year to date were $84 and $195 million, respectively.
Inland Barge revenues are expected to be between $160 and $170 million for the fourth quarter with margins of between 16 and 18%.
Our tax rate in the third quarter was lower than our historical average rate, primarily due to the release of certain tax reserves where statute of limitations in the impacted states had lapsed, and favorable non-taxable foreign currency translation adjustments. We expect the tax rate in the fourth quarter to be approximately 37%.
Full-year manufacturing capital expenditures for 2012 are expected to be between $120 and $140 million. These figures include the capital investments we are making to reposition and expand our production capacity to meet market demand. They also include the previously announced asset purchase of three facilities from DMI Industries. One of these facilities was purchased during the third quarter and we expect that the remaining two facilities will be purchased and integrated during the fourth quarter, subject to the terms of the agreement. We are continuing to evaluate market conditions as we deploy capital to promote the growth of our businesses.
Our results for the fourth quarter will be influenced by multiple factors, including: the amount of operating leverage that our rail business can achieve; the costs associated with repositioning a portion of our production capacity; the level of sales of railcars from the leasing portfolio; the amount of profit eliminations from railcar additions to our Leasing Group; and the impact of weather conditions on our Construction Products businesses.
In summary, during the third quarter, we incurred certain expenses and made investments in our businesses that we believe will enhance our long-term profitability. As we look to the end of the year, we remain focused on delivering solid operating results while repositioning a portion of our production capacity. Our strong order backlogs give us good visibility when developing our production plans, and we are well positioned to take advantage of additional opportunities in the markets we serve during 2013. We will provide financial guidance for 2013 on our next earnings conference call in February.
We continue to assess our markets and will make further enhancements to our manufacturing footprint if necessary to maximize our financial returns. Our ability to adjust to market conditions by repositioning our production capacity, integrating acquired businesses and facilities, and opportunistically investing in production capacity gives us an optimistic outlook for 2013.
Our operator will now prepare us for the question and answer session.

-- Q&A Session-